EXHIBIT 3.3

ROSS MILLER

Secretary of State

204 North Carson Street, Suite 1

Carson City, Nevada 89701-4299

(775) 684-5708

Website: www.nvsos.gov

Filed in the office of /s/ Ross Miller Ross Miller Secretary of State State of Nevada	Document Number 20110589027-25
Filing Date and Time 08/10/2011 8:27 AM
Entity Number E06455782008-3

Certificate of Amendment

(PURSUANT TO NRS 78.285 and 78.390)

Certificate of Amendment to Articles of Incorporation

For Nevada Profit Corporations

(Pursuant to NRS 78.285 and 78.390 – After Issuance of Stock)

1. Name of corporation:

SOEFL, INC.

2. The articles have been amended as follows (provide article numbers, if available):

The present article “FIRST: NAME” is hereby amended to read in its entirety, as follows:

“FIRST: NAME

The name of corporation is SUREPURE, INC. (the “Corporation”).”

Article 3 has been amended and restated so that, as amended and restated, Article 3 shall state in its entirety, as follows:

“3:  Shares:

The total number of shares of stock, which this corporation [continued on following page]

3. The vote by which stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by the classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is:  22,800,000

4. Effective date of filing (optional):

5. Officer Signature (required):        /s/ Ratree Yabmrung